UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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W&T Offshore, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2019

Dear Shareholder:

It is my pleasure to invite you to the 2019 Annual Meeting of Shareholders of W&T Offshore, Inc. to be held on Wednesday, May 1, 2019 at 8:00 a.m., Central Daylight Time, at our offices, Nine Greenway Plaza, Suite 300, Houston, Texas 77046. I hope you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Our Board of Directors has determined that owners of record of our Common Stock at the close of business on March 8, 2019 are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment or postponement of the meeting.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, beginning on or about March 21, 2019, we sent a Notice of Internet Availability of Proxy Materials to our shareholders.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote using the Internet or telephone voting procedures described on the Notice of Internet Availability of Proxy Materials or vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope (if you have requested a paper copy of the proxy materials). If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs. I look forward to greeting as many of you as possible at the meeting.

Sincerely,

Tracy W. Krohn
Chairman of the Board,
Chief Executive Officer and President

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 1, 2019

Notice is hereby given that the 2019 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas corporation, will be held at our offices, Nine Greenway Plaza, Suite 300, Houston, Texas 77046, on May 1, 2019 at 8:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect five directors to hold office until the 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2019; and

(3)	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 8, 2019 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, notwithstanding the transfer of any shares after such date. A list of these shareholders will be open for examination by any shareholder for ten days prior to the Annual Meeting at our principal executive offices at Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each shareholder. On or about March 21, 2019, we will mail to each shareholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote or request paper copies. Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

By Order of the Board of Directors,

Shahid A. Ghauri
Vice President, General Counsel and Corporate Secretary

Houston, Texas

March 21, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 1, 2019

This Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders are available at www.proxyvote.com.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

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AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
Audit Committee Report	44
Principal Accounting Fees and Services	46
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47
SHAREHOLDER PROPOSALS	49
OTHER MATTERS	49

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W&T OFFSHORE, INC.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

PROXY STATEMENT

2019 ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING

This proxy statement is solicited by and on behalf of the Board of Directors (the “Board” or the “Board of Directors”) of W&T Offshore, Inc. (the “Company”) for use at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 1, 2019 at the offices of the Company, Nine Greenway Plaza, Suite 300, Houston, Texas 77046, at 8:00 a.m., Central Daylight Time, or at any adjournments or postponements thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our” and the “Company” refer to W&T Offshore, Inc. The solicitation of proxies by the Board will be conducted primarily electronically, or by mail for those shareholders requesting paper copies of proxy materials. Officers, directors and employees of the Company may also solicit proxies personally or by telephone, e-mail or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. On or about March 21, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access the proxy materials and vote online. We will make these proxy materials available to you over the Internet or, upon your request, will deliver paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Annual Meeting.

Purposes of the 2019 Annual Meeting

The purposes of the Annual Meeting are: (1) to elect five directors to hold office until the 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified; (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2019; and (3) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof. Although the Board does not anticipate that any other matters will come before the Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on March 8, 2019 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 140,644,033 shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding equity securities of the Company. The holders of issued and outstanding shares representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. The person who is appointed by the chairman of the meeting to be the inspector of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting. Each share of Common Stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 2 (Ratification of the Appointment of Ernst & Young LLP) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal 1 (Election of Directors) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.

The following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.

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Item 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of all votes cast. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

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Item 2 (Ratification of the Appointment of Independent Accountants): The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to ratify the appointment of our independent registered public accounting firm. An abstention has the same effect as voting “AGAINST” the proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, there will be no broker non-votes with respect to this proposal.

The Board has retained Georgeson Inc. (“Georgeson”) to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Georgeson a fee of approximately $8,500, plus reasonable expenses, costs and disbursements for proxy solicitation services.

Voting Procedures

If you are a registered shareholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

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By Internet. You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have your Notice of Availability, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

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By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	By Mail. If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning your proxy card in the pre-addressed envelope provided.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Revoking Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Corporate Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Corporate Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Copies of the Annual Report

Upon written request, we will provide any shareholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), but without exhibits. Shareholders should direct requests to W&T Offshore, Inc., Attn: Corporate Secretary, Nine Greenway Plaza, Suite 300, Houston, Texas 77046. The Form 10-K and the exhibits filed with it are available on our website, www.wtoffshore.com in the “SEC Filings” subsection of the “Investor Relations” section. These materials do not constitute a part of the proxy solicitation material.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, the Company’s Board is composed of the following five directors: Ms. Virginia Boulet and Messrs. Stuart B. Katz, Tracy W. Krohn, S. James Nelson, Jr. and B. Frank Stanley. At the Annual Meeting, five directors are to be elected, each of whom will serve until the 2020 Annual Meeting and until his or her successor is duly elected and qualified. Each nominee has consented to be nominated and to serve if elected. If any nominee is unable to serve as a director, the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Board may designate or the size of the Board may be reduced. We know of no reason why any nominee would be unable to serve.

Information about the Nominees

Virginia Boulet, age 65, has served on the Board since March 2005. She is currently Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. From 2004 through 2018, Ms. Boulet was an adjunct professor of law at Loyola University Law School. Since April 2014, she has been employed as Managing Director of Legacy Capital, LLC. From 2002 to March 2014, Ms. Boulet was employed as Special Counsel to Adams and Reese, LLP, a law firm. Prior to 2002, Ms. Boulet was a partner at the law firm Phelps Dunbar, LLP. Ms. Boulet has over 20 years of experience in mergers and acquisitions, equity securities offerings, general business matters and counseling clients regarding compliance with federal securities laws and regulations. Ms. Boulet currently serves on the board of directors of CenturyLink, Inc., a telecommunications company. She also serves as chair of the nominating and corporate governance committee of CenturyLink, as well as a member of the board’s compensation committee. Service on this board and its committees has provided her the background and experience of board processes, function, exercise of diligence and oversight of management. In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School. With her public company board experience and recruiting experience as president of a recruiting company, Ms. Boulet is well suited as a member of our Board, the Compensation Committee and to the Nominating and Corporate Governance Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies. Her legal background also provides her with a high level of technical expertise in reviewing transactions and agreements and addressing the myriad of legal issues presented to the Board.

Stuart B. Katz, age 64, previously served on the Board from 2002 to 2008 and was reappointed to serve on the Board in April 2011. Mr. Katz serves on our Audit Committee, is Chairman of our Compensation Committee and also serves as Presiding Director. Since 2007, Mr. Katz has served as Chief Executive Officer and member of the board of directors of Alconox, Inc., a private company engaged in the manufacturing and marketing of specialty chemicals. From 2001 to 2010, Mr. Katz was a Managing Director of Jefferies Capital Partners (“JCP”), a private equity investment fund. In 2002, Mr. Katz joined the Board in connection with JCP’s investment in the Company. In May 2008, Mr. Katz declined to stand for reelection to the Board in connection with JCP’s divestment of its remaining equity interest in the Company. Prior to joining JCP in 2001, Mr. Katz had been an investment banker with Furman Selz LLC and its successors for over 16 years. Mr. Katz received a B.S. in engineering from Cornell University and a J.D. from Fordham Law School. Mr. Katz is a member of the bar of the State of New York. Mr. Katz brings valuable leadership and management skills as a result of his role as Chief Executive Officer of Alconox, as well as a result of his service as a member of the board of directors of a number of other companies, including other public companies. We believe that this experience, as well as the investment management experience he has gained through the ownership of controlling equity positions in connection with his activities with JCP, make him a valuable part of our Board and member of our Audit Committee and Compensation Committee.

Tracy W. Krohn, age 64, has served as Chief Executive Officer and President since he founded the Company in 1983 and as Chairman since 2004 and was also Treasurer from 1997 until 2006. He also served as President of the Company since its founding until September 2008 and again since March 2017. During 1996 to 1997, Mr. Krohn was Chairman and Chief Executive Officer of Aviara Energy Corporation. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company, from 1981 to 1983, Mr. Krohn was Senior Engineer with Taylor Energy Company. In 2013, Mr. Krohn was appointed to serve on the board of directors of the American Petroleum Institute. He also serves on the board of directors of a privately owned company. As founder of the Company, Mr. Krohn is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Krohn has successfully grown the Company through his exceptional leadership skills and acute business judgment.

S. James Nelson, Jr., age 76, has served on the Board since January 2006. He is currently Chair of the Audit Committee. In 2016, he was appointed to replace Mr. Krohn as a member of the Nominating and Corporate Governance Committee. In 2004, Mr. Nelson retired after 15 years of service from Cal Dive International, Inc. (now named Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer from 1990 to 2000, Vice Chairman from 2000 to 2004 and a director from 1990 to 2004. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc. and from 1980 to 1985 was the Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co., where he became a partner in 1976. Mr. Nelson received a B.S. in Accounting from Holy Cross College and holds a M.B.A. from Harvard University. He is also a certified public accountant. Additionally, since 2004, Mr. Nelson has served on the boards of directors and audit committees of Oil States International, Inc., a diversified oilfield service company, and ION Geophysical, a seismic services provider. From 2005 until the company’s sale in 2008, he was also a member of the board of directors and compensation and audit committees of Quintana Maritime LTD, a provider of dry bulk shipping services based in Athens, Greece, and from 2010 to 2012, he served as a member of the board of directors and audit and compensation committees of Genesis Energy, LP, a midstream master limited partnership. Mr. Nelson has an extensive background in public accounting both from his time as a partner at Arthur Andersen & Co. and his time as Chief Financial Officer at various companies. Mr. Nelson’s service on audit committees of other companies enables him to remain current on audit committee best practices and current financial reporting developments within the energy industry. We believe these experiences and skills qualify him to serve as the Chair of our Audit Committee and a member of the Nominating and Corporate Governance Committee.

B. Frank Stanley, age 64, has served on the Board since 2009. Mr. Stanley serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. He is currently Co-Chief Executive Officer and Chief Financial Officer of Retail Concepts, Inc., a privately-held retail chain of 31 stores in 11 states with over seven hundred employees. Prior to joining Retail Concepts, Inc. in 1988, he was Chief Financial Officer of Southpoint Porsche Audi WGW Ltd. from 1987 to 1988. From 1985 to 1987, he was employed by KPMG Peat Marwick, holding the position of Manager, Audit in 1987. From 1983 to 1984, he was Chief Financial Officer of Design Research, Inc., a manufacturer of housing for offshore drilling platforms. From 1980 to 1982, he was Chief Financial Officer of Tiger Oilfield Rental Co., Inc. and, from 1977 to 1979, he was an accountant with Trunkline Gas Co. Mr. Stanley holds a B.B.A. in Accounting from Texas A&M University and is a certified public accountant. Mr. Stanley has an extensive background in accounting and financial matters, which qualify him for service as a member of our Board and Audit, Compensation, and Nominating and Corporate Governance Committees.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE FIVE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board (the “Audit Committee”) appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our consolidated financial statements as of and for the year ending December 31, 2019. We are advised that no member of EY has any direct or material indirect financial interest in our Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent registered public accountants. A representative of EY is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF EY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted under the “Leadership—Governance” subsection of the “About Us” section of the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors. A complete updated version copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Any amendments to the Code of Business Conduct and Ethics will be posted on the Company’s website at www.wtoffshore.com under the “Leadership—Governance” subsection of the “About Us” section.

Independence

After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Krohn, is “independent” as that concept is defined by the NYSE’s Listed Company Manual. In making the determinations of director independence, the Board considered the relationship described below.

Board Leadership Structure

Tracy W. Krohn serves as the Company’s Chairman, Chief Executive Officer and President and controls approximately 32.70% of the outstanding shares of Common Stock. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer and President also serve in the role of Chairman of the Board, as well as due to Mr. Krohn’s role in founding the Company and his significant ownership interest in the Company. Stuart B. Katz is the independent director who has been elected to serve as the presiding director of the Board.

Standing Committees of the Board

The Board has three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee was established in accordance with the NYSE rules and regulations and meets the requirements of Section 3(a)(58)(A) of the Exchange Act.

Audit Committee

Messrs. Nelson, Katz and Stanley sit on the Company’s Audit Committee. Mr. Nelson is Chair of the Audit Committee. The Board has determined that each of Messrs. Nelson, Katz and Stanley are “independent” under the standards of both the NYSE and Section 10A of the Exchange Act and are financially literate and Mr. Nelson has been designated as the “audit committee financial expert,” as defined under Item 407 of Regulation S-K promulgated under the Exchange Act.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent registered public accountants that audit the Company’s financial statements and approving any other services provided by the independent registered public accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) overseeing the operation of such system and the integrity of the Company’s financial statements, overseeing the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) periodically reporting to the Board concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal audit function and the management of the Company. The Audit Committee’s functions are further described under the heading “Proposal 2, Ratification of Appointment of Independent Accountants—Audit Committee Report.” A copy of the Audit Committee’s Charter is posted under the “Leadership—Governance” subsection of the “About Us” section of the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

Ms. Boulet and Messrs. Nelson and Stanley serve as members of the Nominating and Corporate Governance Committee of the Board. Ms. Boulet is Chair of the Nominating and Corporate Governance Committee. All of these individuals qualify as (i) independent under NYSE listing standards, Section 10C of the Exchange Act, and the Company’s corporate governance guidelines, (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and (iii) “outside directors” under Section 162(m). The purpose of the Nominating and Corporate Governance Committee is to nominate candidates to serve on the Board and to recommend director compensation. Once the Nominating and Corporate Governance Committee has recommended director compensation, the Board accepts or rejects the recommendation. The factors and processes used to select potential nominees are more fully described in the section entitled “—Identifying and Evaluating Nominees for Directors.” The Nominating and Corporate Governance Committee is also responsible for monitoring a process to annually assess Board effectiveness, developing and implementing corporate governance guidelines and taking a leadership role in regulating the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee

Ms. Boulet and Messrs. Katz and Stanley serve as members of the Compensation Committee. Mr. Katz is the Chair of the Compensation Committee. All of these individuals qualify as (i) independent under NYSE listing standards, Section 10C of the Exchange Act, and the Company’s corporate governance guidelines, (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and (iii) “outside directors” under Section 162(m).

The Compensation Committee performs an annual review of the compensation and benefits of the executive officers and senior management, establishes and reviews general policies related to employee compensation and benefits and administers the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as amended (the “Incentive Compensation Plan”) and the W&T Offshore, Inc. 2004 Directors Compensation Plan (as amended, the “Directors Compensation Plan”). Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the Chief Executive Officer and President of the Company. The Compensation Committee has the power to delegate some or all of its power and authority in administering the Incentive Compensation Plan of the Company to the Chief Executive Officer, other senior members of management or committee or subcommittee, as the Committee deems appropriate; however, the Compensation Committee may not delegate its authority to an individual with regard to any matter or action under the Incentive Compensation Plan for an officer that is subject to Section 16 of the Exchange Act. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com under the “Leadership—Governance” subsection of the “About Us” section of our website and is available in print to any shareholder who requests it.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Consulting Fees and Services and Conflicts of Interest

The Compensation Committee selects our compensation consultants and other Compensation Committee advisors taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards. At the August 2017 meeting of the Compensation Committee, the Compensation Committee elected to continue to utilize Meridian Compensation Partners, LLC as the Company’s executive compensation consultant for 2018. Other than services involving only broad-based non-discriminatory plans or providing survey information, neither our current nor our prior compensation consultant provided non-executive compensation consulting services to the Company in an amount in excess of $120,000 in 2018. The Compensation Committee has concluded that the work of our compensation consultants has not raised any conflict of interest. Please read “Compensation Discussion and Analysis—Role of the Compensation Committee, its Consultants and Management” for more information about the role of our compensation consultant in our executive compensation programs.

Meetings of the Board and the Committees of the Board

During 2018, the Board held six meetings, the Compensation Committee held nine meetings, the Nominating and Corporate Governance Committee held one meeting and the Audit Committee held five meetings. All of the directors attended at least 75% of the meetings of the Board and at least 75% of the meetings of the committees on which they served during 2018.

The Company’s directors are encouraged to attend the Annual Meeting, but the Company does not otherwise have a policy regarding such attendance. All directors were present at the Annual Meeting held in 2018.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, to our knowledge no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board. Pursuant to Section 12 of the Company’s Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Corporate Secretary of the Company. The Company’s Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination. To be considered a timely nomination, the shareholder’s notice must be delivered to the Corporate Secretary at the Company’s principal office no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting and no earlier than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under the heading “—Identifying and Evaluating Nominees for Directors.”

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

Shahid A. Ghauri, Esq.

Corporate Secretary

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee then recommends nominees to the Board to be presented for election as directors at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: independent business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity of background, experience and competencies that the Board desires to have represented; age; skills; occupation; and understanding of financial statements and financial reporting systems.

The Nominating and Corporate Governance Committee will also consider and weigh these factors in light of the current composition and needs of the Board.

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. The Board and shareholders adopted the Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,918 shares of Common Stock were initially reserved for issuance under the Directors Compensation Plan; as of December 31, 2018, a total of 128,980 shares remain available for issuance under the Directors Compensation Plan.

We provide each of the non-employee directors of the Company the following compensation:

(i) an annual retainer of $110,000, payable in equal quarterly installments;

(ii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s Directors Compensation Plan covering shares of Common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual board meeting) equal to $70,000;

(iii) compensation of $1,500 for each meeting of the Board or any Board committee meeting attended;

(iv) compensation of $1,000 for each Board unanimous written consent executed;

(v) compensation of $1,500 for each day that a Board member attends a seminar (up to two seminars a year) concentrating on matters relating to responsibilities of Board members;

(vi) compensation of $5,000 each year for serving on any committee of the Board (except Chair of the Audit Committee);

(vii) compensation of $5,000 each year for serving as chair of any committee of the Board (except Chair of the Audit Committee);

(viii) compensation of a one-time fee of $10,000 for serving on any Special Committee of the Board that may be formed; and

(ix) compensation of $15,000 each year for serving as Chair of the Audit Committee.

The terms of the restricted stock grant are as set forth in the Company’s Directors Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant. Vesting of awards would be accelerated upon a change of control (as defined in the Director Compensation Plan). Restricted shares are subject to forfeiture until vested and cannot be sold, transferred or otherwise disposed of during the restriction period. The director generally will have the same rights of a shareholder with respect to such shares, including the right to vote and receive dividends or other distributions paid with respect to the shares. The director must remain in service on the Board during the restriction period to retain the shares. If the director leaves prior to expiration of the restricted period, then the award will be forfeited unless otherwise affirmatively determined by the Board.

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in 2018:

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Virginia Boulet	$154,500	$70,000	$224,500
Stuart B. Katz (3)	159,000	70,000	229,000
S. James Nelson, Jr. (4)	153,500	70,000	223,500
B. Frank Stanley	162,000	70,000	232,000

(1)

The amounts reflect the grant date fair value of stock awarded during 2018, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

(2)

As of December 31, 2018, each director has the following aggregate number of outstanding shares of unvested restricted stock accumulated for all years of service as a director: Virginia Boulet—45,458 shares; Stuart B. Katz—45,458 shares; S. James Nelson, Jr.—45,458 shares; and B. Frank Stanley—45,458 shares.

(3)	The cash fees earned by Mr. Katz were paid to Stuart Capital LLC, a wholly-owned designee of Mr. Katz.
(4)	The cash fees earned by Mr. Nelson were paid to FSD Corporation, a wholly-owned designee of Mr. Nelson.

Director Stock Ownership Guidelines. Effective as of January 1, 2011, our Board adopted amendments to the director stock retention guidelines (the “Director Policy”), which applies to each of our non-employee directors. Under the Director Policy, no such director may sell or transfer any shares of Common Stock that such director beneficially owns (e.g., by a spouse or other immediate family member residing in the same household or a trust for the benefit of the director or his or her family) until he or she beneficially owns a number of shares of Common Stock, having an aggregate value of at least $500,000. Each of our Board members is currently in compliance with the Director Policy.

Communications with the Board

At each regular meeting of the Board, the non-employee directors meet in scheduled executive sessions without management. The non-employee directors elected Stuart B. Katz as the Presiding Director of those meetings. As set forth on the Company’s website (www.wtoffshore.com under the “Leadership—Governance” subsection of the “About Us” section), interested parties who would like to contact Mr. Katz on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 8, 2019, based on the 140,644,033 shares of Common Stock outstanding on that date, of (i) the Company’s named executive officers (which includes the chief executive officer, chief financial officer, three most highly compensated additional executive officers and two former executive officers), directors and director nominees, (ii) all executive officers and directors of the Company as a group, and (ii) each person who beneficially owns more than 5% of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Common Stock
Tracy W. Krohn	45,997,298	32.7%
Virginia Boulet	196,783	*
Stuart B. Katz	215,499	*
S. James Nelson, Jr.	152,754	*
B. Frank Stanley	162,063	*
Janet Yang	26,996	*
Stephen L. Schroeder	439,951	*
Shahid A. Ghauri	1,000	*
William J. Williford	66,286	*
John D. Gibbons (2)	391,899	*
Thomas P. Murphy (3)	178,088	*

Directors and Executive Officers as a Group (10 persons) (4)	47,313,349	33.6%
The Vanguard Group Inc. (5)	8,988,628	6.4%
100 Vanguard Blvd
Malvern, Pennsylvania 19355
State Street Corporation (6)	7,980,192	5.7%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
Renaissance Technologies LLC (7)	7,105,400	5.1%
800 Third Avenue
New York, New York 10022

*	Less than one percent.
(1)

Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.

(2)

Mr. Gibbons retired from the Company and ceased to be an officer in August 2018. The information contained herein is based solely on information provided in a Form 4 filed with the SEC on December 19, 2017, by the Company, reflecting direct ownership of Common Stock as of December 18, 2017.

(3)

Mr. Murphy left the Company and ceased to be an officer in November 2018. The information contained herein is based solely on information provided in a Form 4 filed with the SEC on December 19, 2017, by the Company, reflecting direct ownership of Common Stock as of December 18, 2017.

(4)

The number of directors and executive officers, shares of Common Stock and percent of outstanding Common Stock shown includes all directors and executive officers of the Company providing service as of December 31, 2018.

(5)

Based solely on information provided in a Schedule 13G filed with the SEC on February 12, 2019, by The Vanguard Group, Inc. (“VGI”), reflecting beneficial ownership of Common Stock as of December 31, 2018. According to this filing, VGI has sole voting power with regard to 93,534 shares of Common Stock, shared voting power with regard to 7,018 shares of Common Stock, sole dispositive power with regard to 8,988,628 shares of Common Stock and shared dispositive power with regard to 88,333 shares of Common Stock. The reported shares of Common Stock include 81,315 shares of Common Stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of VGI, as a result of its serving as investment manager of collective trust accounts, and 19,237 shares of Common Stock beneficially owned by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of VGI, as a result of its serving as an investment manager of Australian investment offerings. The principal business address of these entities is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)

Based solely on information provided in a Schedule 13G filed with the SEC on February 14, 2019, by State Street Corporation. State Street Corporation has sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 7,522,735 shares of Common Stock, sole dispositive power with respect to 0 shares of Common Stock and shared dispositive power with respect to all 7,980,192 shares of Common Stock. The address for State Street Corporation is State Street Financial Center, One Lincoln Street Boston, MA 02111.

(7)

Based solely on information provided in a Schedule 13G filed with the SEC on February 13, 2019, by Renaissance Technologies LLC. The shares are owned by Renaissance Technologies LLC (“RTC”) and beneficially owned by Renaissance Technologies Holdings Corporation (“RTHC”) because of RHTC’s majority ownership of RTC. RTC and RTHC have sole voting power and sole dispositive power over the shares of Common Stock. The address for these entities is 800 Third Avenue, New York, New York 10022.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. SEC rules require these persons to furnish us copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2018 and written representations that no other reports were required with respect to 2018, all of our directors and officers and beneficial owners complied with applicable Section 16(a) filing requirements, except that Messrs. Nelson, Katz and Stanley and Ms. Boulet had delinquent filings on Form 4 for transactions involving grants under the Directors Compensation Plan that occurred on May 2, 2018, as a result of an administrative error by the Company, which handled those filings for the directors.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information with respect to the equity compensation plans available to directors, officers, certain employees and certain consultants of the Company at December 31, 2018.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	3,355,917	N/A(2)	8,625,655
Equity compensation plans not approved by security holders	—	—	—

Total	3,355,917	N/A	8,625,655

(1)

Our equity compensation plans are the Amended and Restated Incentive Compensation Plan and the Directors Compensation Plan. Column (a) consists of restricted stock units (“RSUs” or “restricted stock units”) granted and unvested. Column (c) consists of shares available for issuance under both equity compensation plans excluding amounts in column (a).

(2)

Restricted stock and restricted stock units are the only securities currently granted under the equity compensation plans. Such securities are not subject to exercise; as a result, column (b) is not applicable.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides a general description of our compensation program and specific information about its various components, which are largely base salaries, short- and long-term incentive and retention programs, retirement plans and health and welfare benefits. This Compensation Discussion and Analysis also provides information about our Chief Executive Officer and President, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers (the “Named Executive Officers”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table and other compensation tables that follow this Compensation Discussion and Analysis:

•	Tracy W. Krohn—Chairman, Chief Executive Officer and President

•	Janet Yang—Executive Vice President and Chief Financial Officer

•	Stephen L. Schroeder—Senior Vice President and Chief Technical Officer

•	Shahid A. Ghauri—Vice President, General Counsel and Corporate Secretary

•	William J. Williford—Executive Vice President, General Manager of Gulf of Mexico

•	John D. Gibbons—Former Senior Vice President and Chief Financial Officer (through August 2018)

•	Thomas P. Murphy—Former Senior Vice President and Chief Operations Officer (through November 2018)

John D. Gibbons retired from the Company and ceased to be an officer in August 2018, whereupon the Company appointed Janet Yang, Vice President, Corporate & Business Development of the Company, as the Company’s acting Chief Financial Officer and acting Principal Accounting Officer. The Company appointed Ms. Yang Executive Vice President and Chief Financial Officer in November 2018.

Thomas P. Murphy left the Company and ceased to be an officer in November 2018, whereupon the Company appointed William J. Williford (General Manager Gulf of Mexico Shelf and Deepwater) as the Company’s Executive Vice President and General Manager of Gulf of Mexico, and David M. Bump (Vice President, Drilling and Completions) as the Company’s Executive Vice President, Drilling, Completions and Facilities, to assume and expand upon Mr. Murphy’s previous duties.

Although Mr. Gibbons and Mr. Murphy no longer serve as officers of the Company, the SEC disclosure rules continue to identify them as Named Executive Officers for the last completed fiscal year. Therefore, all references to the Named Executive Officers within these compensation disclosures will include references to Mr. Gibbons and Mr. Murphy.

Compensation Philosophy and Objectives

The primary objectives of our compensation program for the Named Executive Officers are to attract, as needed, and retain the best possible executive talent, to stimulate the Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase our profitability, oil and gas reserves, production rates, Adjusted EBITDA, which we define as earnings before interest, taxes and depreciation, depreciation and amortization excluding unrealized gain or loss related to our derivative contracts, extinguishment of debt, litigation settlements and other items, and Adjusted EBITDA Margin, which we define as Adjusted EBITDA divided by revenues for the period, to appropriately manage lease operating expenses (“LOE”) and general and administrative (“G&A”) expense and various other key operational and health, safety, environmental and regulatory (“HSE&R”) metrics. Under its charter, the Compensation Committee sets the compensation of our Chief Executive Officer and President and reviews and approves the evaluation process and the compensation of our other Named Executive Officers. The Compensation Committee has approved metrics by which each Named Executive Officer’s cash incentives and stock-related incentives will be awarded through our incentive plans.

Appropriately setting compensation metrics, goals and objectives in the oil and gas exploration industry, in the view of the Compensation Committee, presents certain unusual challenges because the operational and financial results of the Company are so heavily influenced by changes in commodity prices over which the management has no direct influence. The Compensation Committee recognizes, however, that the influence of changes in commodity prices can be ameliorated somewhat by entering into commodity derivatives contracts (which, in certain circumstances, creates another set of risks). As a result, the Compensation Committee believes that goals utilized to incentivize management should be reviewed annually for possible revision in light of changing commodity prices. For example, an Adjusted EBITDA metric may be significantly higher or lower than the prior year’s target and yet be a meaningful goal, the obtaining of which is in the shareholders’ best interest. The Compensation Committee believes that rigidly retaining the Adjusted EBITDA target set for a prior year during periods of substantially higher commodity prices could act as a significant management disincentive. Conversely, an Adjusted EBITDA target may be set significantly higher than the prior year in light of commodity price increases which in the context of many other businesses would represent an unrealistic increase in a fundamental financial metric.

The Compensation Committee applied the following compensation strategies in connection with its deliberations:

•

To compensate the Named Executive Officers so that their aggregate compensation compares favorably with the total compensation of executives at peer group companies as well as companies with similar areas of operations and/or revenues in the oil and gas industry.

•

To provide a component of the total target compensation of the Named Executive Officers in the form of equity-based incentive compensation awarded as a function of our performance in an effort to encourage retention and so that over time our Named Executive Officers have a meaningful financial interest which is identically aligned with our shareholders’ interests.

•	To provide incentive compensation (both short and long-term) awards that are subject to well-defined performance-based targets, as approved by the Compensation Committee.

Role of the Compensation Committee, its Consultants and Management

Our Board has entrusted the Compensation Committee to carry out its overall responsibility relating to the compensation of our senior executives, including our Named Executive Officers. During 2018, our Chief Executive Officer and President also played an important role in the executive compensation process by overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed. All final approvals regarding our Named Executive Officers’ compensation remain with the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. It selects our compensation consultants and other advisors taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards, as described in greater detail within the Corporate Governance section above. In August 2017, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), an independent consulting firm experienced in executive and overall compensation practices and policies, to assist in calibrating the form and amount of executive compensation for the 2018 compensation program by providing market data.

In August of 2018, the Compensation Committee again retained Meridian to perform similar compensation functions for the 2019 compensation program. Using the independence factors established by the SEC and the NYSE, the Compensation Committee determined that Meridian’s work did not raise any conflicts of interest, and they are considered an independent consulting firm.

The Compensation Committee typically works with our Chief Executive Officer to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:

•	preparing meeting agendas and materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	meeting with compensation consultants, legal counsel or other advisors as directed by the Compensation Committee;

•	recommending our business goals, subject to approval by the Compensation Committee;

•	providing background information regarding our business goals; and

•	recommending the compensation arrangements and components for our employees, including Named Executive Officers.

The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer, compensation consultants and any legal counsel or other advisors deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the Named Executive Officers other than our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses each compensation component, together with compensation consultants and any counsel, other advisors or members of management deemed appropriate by the Compensation Committee. The Compensation Committee considers the advice of the compensation consultant as only one factor in setting compensation of our Named Executive Officers, as actual compensation decisions are the result of the Compensation Committee’s subjective analysis of a number of factors. Following this review, the Compensation Committee, meeting without management in attendance, sets the salary and other compensation of our Chief Executive Officer.

Market Analysis

When making compensation decisions, the Compensation Committee considers comparative compensation information of select peer and industry companies as a reference in its review and approval of compensation for our Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation.

Prior to structuring executive compensation for 2017, the Compensation Committee sought presentations from a number of leading compensation consultants. As a result of that selection process, we retained Meridian in August 2017 as an independent compensation consultant to provide competitive executive compensation analysis and establish the 2018 compensation program. Meridian provided us a competitive compensation analysis based on a proprietary and confidential industry compensation survey, the Meridian 2018 North America Oil and Gas Exploration and Production Compensation Survey. The data comprised all survey participants with assets between approximately $1 billion to $5 billion as of June 1, 2018. Management and the Compensation Committee supplemented Meridian’s survey with publicly available peer compensation data. In October 2018, the Compensation Committee reviewed the peer group used in 2017, which was based on companies having market capitalizations, revenues and areas of oil and gas operations similar to the Company. Certain companies were included at that time with larger capitalizations because of their principal location in Texas and the fact that they compete with us for personnel. Of the companies included in our 2017 peer group list, four of the companies were delisted as of December 31, 2018 and have been excluded from the 2018 peer group:

•	Carrizo Oil & Gas Inc.

•	Jones Energy, Inc.

•	Northern Oil & Gas, Inc.

•	Resolute Energy Corp.

•	Ring Energy, Inc.

•	Ultra Petroleum Corp.

In October 2018, Meridian provided us an update of its compensation analysis and overview of compensation practices based on a published survey source. The Compensation Committee examined data at the 50th and 75th percentiles for each executive position and for each pay component. Using this market data, the Compensation Committee set total compensation, consisting of cash and equity, by generally targeting the 50th percentile for a comparable position, while also recognizing that compensation for any specific employee is not purely a mechanical equation.

The competitive compensation information is just one of the inputs used in setting executive compensation, as the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of officer’s duties and responsibilities as compared to the corresponding position in the survey and peer group, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our company. In setting compensation for 2018, the Compensation Committee used 2017 and 2018 compensation data as it deemed appropriate.

Elements of Executive Compensation

Our Named Executive Officers’ compensation currently has three primary components—base salary, annual cash incentive compensation and long-term incentive compensation. Pursuant to the Incentive Compensation Plan, we may grant cash incentive awards, stock-based awards or a combination of both. In 2010, we established cash incentive awards and performance-based RSU awards. Each component of the compensation program is designed to serve a particular purpose. Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels. Annual cash incentive awards are granted to incentivize our Named Executive Officers largely to assist us in achieving our annual performance goals, as well as, to a lesser degree, to achieve their individual performance goals.

The long-term award is designed with two main goals in mind: (i) to align the interests of Named Executive Officers and shareholders by creating a mechanism through which the executives are reasonably likely to build a substantial equity oriented financial interest in the Company and (ii) retention. The Compensation Committee believes that by personally owning a significant equity interest in the Company, the executives’ interests are better aligned with the shareholders. In designing the 2018 long-term incentive compensation plan the Compensation Committee took note of the fact that the Chief Executive Officer and President owns a significant equity interest in the Company. Accordingly, in the judgment of the Compensation Committee there could not have been a better alignment between the most senior officer’s interests and those of the shareholders regarding his pursuit of development of projects with appropriate long-term risk/reward and the best potential for long term value creation for the shareholders. The overarching alignment between the interests of the Chief Executive Officer and President and the shareholders allowed the Compensation Committee the flexibility to design a hybrid long-term incentive plan.

In addition, there is a retention element in the design of our plan because the long-term awards vest over a three-year period (consisting of the year in which the award is made and two years thereafter). While the long-term awards are subject to performance criteria, the targets for such criteria are chosen to ensure that the Company has obtained reasonable financial results during the year, but they are not intended to be “stretch targets.” The Company does not provide purely retention-oriented equity grants as do many of its competitors. The Compensation Committee included the performance criteria in the long-term awards to make the achievement of the award more demanding than a purely retention-oriented grant, yet less demanding than some long-term equity incentive plans because of the belief that it helps align the executives’ interest with those of the shareholders if they personally own a significant amount of equity interest in the Company. The Compensation Committee believes it has generally achieved its goals in setting the long-term incentive performance targets. The Compensation Committee notes that the Company achieved results which allowed the Named Executive Officers to earn their respective awards in only two of the last four years.

In addition, our Named Executive Officers participate in the benefit plans and programs that are generally available to all employees of the Company and receive perquisites and other personal benefits, all of which are intended to be part of a competitive overall compensation program. Particularly with respect to our Chief Executive Officer and President, we consider his perquisites and other benefits to be a material element of his overall compensation package, and the value of such benefits are considered the same as cash compensation when we make decisions regarding his salary, annual cash incentive compensation and long-term incentive compensation awards.

Base Salary

Base salaries for our Named Executive Officers are established based on their role within the Company and the scope of their responsibilities, taking into account the market compensation paid by the peer group and survey companies described above. Their base salaries are reviewed annually and adjusted from time to time to realign salaries with those market levels after taking into account individual responsibilities, performance, experience and/or cost of living.

Annual Cash Incentive Compensation

We grant annual cash incentive awards pursuant to the Incentive Compensation Plan. For 2018, as in 2017, our executive annual incentive cash awards program (the “Cash Incentive Awards”) was designed to align executive officer pay with the Company’s financial performance, as well as performance against important short-term initiatives. The Cash Incentive Awards reward our Named Executive Officers based on the achievement of company objectives (the “Performance Metrics”).

In 2018, we modified the Cash Incentive Awards in two ways to better align the Cash Incentive Awards with metrics that we believe more directly impact the Company’s operational performance and profitability. We did this by increasing accountability at the project level, significantly emphasizing the importance of safe operations and creating more individual reward potential for employees to encourage entrepreneurial and results-driven thinking and behavior. The first change expanded the Performance Metrics applicable to the 2018 Cash Incentive Award by adding four new metrics to the previous year’s Performance Metrics that were focused on production, reserves, LOE, G&A and Adjusted EBITDA margin, each measured on a corporate level. We also added a corporate level HSE&R metric as well as three other operational metrics related to project-level capital expenditures, production timing and reserves estimates. The Performance Metrics for the 2018 year are detailed below. The second change was intended to focus more directly on individual performance by deleting the individual performance metric that was part of the 2017 awards and replacing it with an individual performance multiplier (“Individual Performance Multiplier”) that gives greater weight to individual performance and contribution. As a result, the Cash Incentive Award is adjusted by the Individual Performance Multiplier.

The use of the Individual Performance Multiplier is a material change in our approach to compensation. Previously, our compensation plan included a metric for individual performance; however, the impact of overall compensation was not as significant as our approach for 2018. The change in approach provides a useful and easily applied mechanism to reward those employees who are truly making an outsized contribution to the Company as well as to alert those employees who are not performing at acceptable standards at every seniority level.

For 2018, the total Cash Incentive Awards payable by the Company to its employees was subject to a limit of $12.3 million, as approved by the Compensation Committee. The limit on the total incentive awards payments was established primarily based on targeted Cash Incentive Awards for all employees assuming a 1.0 Individual Performance Multiplier and achieving the target objective for each of the Performance Metrics.

Generally, Named Executive Officers will receive an individual performance score for the year based on a scale of 1 to 5, expressed in increments of tenths, which will correspond to an Individual Performance Multiplier scale from 0 to 1.9 as follows:

Individual Performance Score:	1.0	2.0	2.1	3.0	4.0	5.0
Individual Performance Multiplier:	0.0	0.0	.10	.53	1.0	1.9

Mr. Williford’s Individual Performance Multiplier range was slightly different from the table above and ranged from 0.0 to 1.75.

The 2018 Cash Incentive Award provides for an annual cash payment equal to an established target cash incentive amount (annual base salary multiplied by a target percentage identified in the table below for each executive), multiplied by a total performance score for the Company (between 0% and 200% using straight-line interpolation) as determined by a set of pre-defined Performance Metrics, multiplied by an Individual Performance Multiplier (between 1 and 1.9). However, if the individual performance score is 2 or less, or the Performance Metrics have, in the aggregate, resulted in less than the threshold levels for the year, no award will become payable for the year.

The Compensation Committee designed the 2018 Cash Incentive Awards with an additional overall financial metric that will work in combination with the 2018 Performance Metrics. In summary, once we determine the amount that each Named Executive Officer has earned (based on the 2018 Performance Metrics and the Individual Performance Multiplier) we will generally be required to make the payment only if and when we achieve an Adjusted EBITDA less interest expense incurred in an amount exceeding $200 million as of the end of any fiscal quarter on or before December 31, 2020 plus the three consecutive preceding fiscal quarters, as reported in our Earnings Release. The Compensation Committee added this unusual condition to the payment of the Cash Incentive Awards in recognition of the fact that significant and rapid changes in commodity prices can present extremely difficult conditions and the Company needs to protect its liquidity while such conditions persist. This formulation of the Cash Incentive Award allows the executives to retain the possibility to benefit from their accomplishments if and when the industry and the Company recover from such dislocation. While the Compensation Committee in its sole discretion retains the right to pay any Cash Incentive Award otherwise earned regardless of whether such financial condition is achieved, it has never done so.

The Individual Performance Multiplier was determined for every employee who received a 2018 Cash Incentive Award at year-end in conjunction with an end-of-year performance assessment, with the exception of our Chief Executive Officer. Mr. Krohn’s Individual Performance Multiplier was set at 1.9 at the time the 2018 Incentive Compensation plan was adopted by the Compensation Committee.

For the Named Executive Officers (other than Mr. Gibbons, who did not receive a 2018 grant), the fiscal 2018 target cash incentive amounts as a percent of base salary were as follows:

Named Executive Officer	2018 Target Cash Incentive Amount as a % of Base Salary
Tracy W. Krohn	100%
Janet Yang	75%*
Stephen L. Schroeder	75%
Shahid A. Ghauri	90%
William J. Williford	75%
John D. Gibbons	N/A
Thomas P. Murphy	40%

*

The percentage of base salary targets for 2018 for the short-term awards was adjusted for Ms. Yang during the 2018 year in recognition of her increased duties and responsibilities in connection with her promotion. Amounts shown in the table above reflect final percentages for the 2018 year.

The 2018 award was contingent upon our attainment of the following Performance Metrics, provided, however, the 2018 Incentive Cash Award was subject to an additional overall financial metric that must be achieved on or before December 31, 2020, as described above, as well as the Individual Performance Multiplier.

Business Criteria	Threshold Objective	Threshold Weighting	Target Objective	Target Weighting	Maximum Objective	Maximum Weighting
Production (1)	12.80 MMBoe	10.0%	13.45 MMBoe	20.0%	14.8 MMBoe or greater	40.0%

Reserve (2)	Proven reserves of 70.5 MMBoe at 2018 year-end	7.5%	Proven reserves of 74.2 MMBoe at 2018 year-end	15.0%	Proven reserves of 77.9 MMBoe at 2018 year-end	30.0%

LOE and G&A (3)	$17.18 per Boe	5.0%	$16.36 per Boe	10.0%	$13.00 or less per Boe	20.0%

HSE&R Score (4)	3 Pts	2.5%	6 pts	5.0%	9 pts.	10.0%

Cost Control on Capex Spent on Wells and P&A Projects (5)	125%	10.0%	100%	20.0%	85%	40.0%

Wells Coming Online on Time (6)	60 days after expected date	5.0%	0 days from expected date	10.0%	60 days ahead of expected date	20.0%

Post Drill P50 Reserves vs. Pre Drill P50 Reserves (7)	75%	5.0%	100%	10.0%	125%	20.0%

Company Criterion	Threshold Objective	Threshold Weighting	Target Objective	Target Weighting	Maximum Objective	Maximum Weighting
Adjusted EBITDA Margin Percentage (8)	50% for year 2018	5.0%	54% for year 2018	10.0%	60% or greater for year 2018	20.0%

Totals		50%		100.0%		200.0%

(1)

“Production” amounts are based upon production on a MMBoe basis for the 2018 fiscal year, but taking into account the effect of property sales, if applicable, as determined by the Compensation Committee. “MMBoe” is defined as one million barrels of oil equivalent.

(2)

The threshold, target and maximum levels for the “Reserves” are based upon ending reserves on a MMBoe basis for the 2018 fiscal year, excluding the effect of property sales, if applicable, as determined by the Compensation Committee.

(3)	The threshold, target and maximum levels for the LOE and G&A are determined on a per Boe basis (excluding hurricane expenses, insurance credits for such expenses and/or other extraordinary events).

(4)	HSE&R Score will be measured in points, as described in the following table using the defined terms below:

HSE&R Score Calculation Details

Combined HSE Score: 0 to 9 points
TRIR Performance Level		Points
0.35	Maximum	3
0.42	Target	2
0.49	Threshold	1
Spill Performance Level		Points
0.08	Maximum	3
0.15	Target	2
1	Threshold	1
INC Performance Level		Points
0.025	Maximum	3
0.031	Target	2
0.036	Threshold	1

Total Recordable Incident Rate (“TRIR”): Total Number of Recordable Cases (occupational injury requiring medical treatment) multiplied by 200,000 divided by total hours worked by all employees during the year covered.

Spill ratio: Barrels spilled / millions of barrels produced.

INC to Component Ratio: Number of Incidents of Non-Compliance (“INCs”) divided by number of components inspected by the Bureau of Safety and Environmental Enforcement (“BSEE”).

(5)

Cost Control on Capex Spent on Wells and P&A Projects. Actual capex and P&A costs divided by pre-drill/authorization for expenditure (“AFE”) estimates (based on drilling JV, Budget and/or AFEs) for all capex required to drill, complete and hookup new wells and other capex and P&A expense that individually contribute 5% or more to the total capex and P&A costs for 2018. Metric will be weighted on project by project basis (25%) and cumulative basis, adjusted for timing and other changes to the capex and P&A program (75%).

(6)

Wells Coming Online on Time. Actual date minus pre-drill estimated timing of initial production (based on drilling JV, Budget and/or AFEs) on a project by project basis. Total points per well dependent on number of wells that come online in 2018.

(7)

Post Drill P50 Reserves vs. Pre Drill P50 Reserves. Post drill P50 reserves versus Pre drill P50 reserves, both on a PV-10 basis (as a percentage of pre-drill estimates; at same price deck; comparison on revenue from reserves before expenses basis to account for changes in oil/gas mix). Metric will be weighted on both project by project (25%) and cumulative basis (75%).

(8)

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenues for the period. EBITDA is defined as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, and accretion. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts, gain or loss on extinguishment of debt, gains or losses in connection with litigation settlements, and other items that are, in the sole discretion of the Compensation Committee appropriate adjustments to reflect normalized results.

Attaining or exceeding the Performance Metrics is not assured and requires significant effort by our Named Executive Officers and other employees. Where the actual performance achieved is between threshold, target and maximum objectives, the Company interpolates (using straight-line interpolation) the Award Percentage for any given Performance Metric.

Long-Term Incentive Compensation

We granted performance-based RSU awards and long-term performance-based cash incentive awards to each of the Named Executive Officers during 2018. These awards are eligible for vesting if certain identified targets are obtained. Once eligible for performance vesting, they will vest on or around December 14th of the second calendar year following the year in which the date of grant occurs.

For 2018, the Compensation Committee designed the long-term incentive around two important metrics, Adjusted EBITDA and Adjusted EBITDA margin (each metric of which is described above). As compared to the prior year, the Adjusted EBITDA metric was set 11% higher and the Adjusted EBITDA Margin metric was increased from 50% to 52% in order to earn 100% of the award.

The Compensation Committee believes that these metrics are appropriate because the Company sells a commodity product whose price is set by a world market outside the executives’ control. Further, the prices of the commodities we sell are subject to substantial volatility. Accordingly, it makes more sense to set the long-term incentive goals each year as opposed to choosing targets for which commodity price swings can lead to unintentional outsized favorable or unfavorable results. In addition, to the extent that the Compensation Committee considers a portion of the goal of the long-term incentive to be retention, we believe it is important to choose goals that are reasonably obtainable.

In 2018, we modified the way in which of our long-term incentive awards were settled in order to prevent excessive share dilution as a result of the grant of RSU awards, and we put an upper ceiling on the issuance of shares in connection with our annual long-term incentive compensation. The number of RSUs to be granted depends on the fair value of our Common Stock price, which is based on a pre-determined trading range set in the future. Therefore, it is unknown until the grant how many shares of our Common Stock could eventually be used to settle awards. Accordingly, with respect to the 2018 long-term performance-based RSUs, we determined that a maximum of 1,000,000 shares of our Common Stock may be granted to our employee population upon vesting. A portion of the 1,000,000 shares of Common Stock was allocated to each employee based on the employee’s total performance-based long-term incentive award value as a percentage the total of all employees’ total long-term incentive award value. The remaining value of the long-term incentive award value was a cash-based award. All grants of RSUs and cash-based long-term incentive awards were subject to the 2018 performance metrics established at the time of the award.

For 2018, the combination of the target RSU grant and the target cash incentive award value were set as a percentage of the Named Executive Officer’s base salary for the year, as set forth in the table below.

When determining the size of the awards, we consider the proportion of equity-based incentives to salary and cash incentives as compared to proportions granted by the peer group and survey companies. For 2018, we determined that the size of each Named Executive Officer’s target RSU and cash award grant would be based upon a specific percentage of the officer’s 2018 base salary, taking into consideration the fact that the normal vesting schedule for each award will be on or around December 14th of the second calendar year following the year in which the date of grant occurs.

Named Executive Officer	2018 RSU Grant + Cash Incentive Award as a % of Base Salary
Tracy W. Krohn	200%
Janet Yang	45%
Stephen L. Schroeder	67%
Shahid A. Ghauri	67%
William J. Williford	41%
John D. Gibbons	N/A
Thomas P. Murphy	67%

The performance-based RSUs and long-term cash incentive award granted in 2018 were contingent upon meeting various performance measures for the 2018 calendar year. Forty percent of each of the 2018 RSU grants (the “Adjusted EBITDA Portion”) was subject to the following targets for the 2018 calendar year:

Adjusted EBITDA Performance Level ($ in thousands)	% of Adjusted EBITDA Portion Available for Vesting
Level 1: $260,000 or greater (“Target”)	100%
Level 2: $200,000	75%
Level 3: $90,000	50%
Level 4: Less than $90,000	0%

Sixty percent of each of the 2018 long-term incentive grants (the “Adjusted EBITDA Margin Portion”) was subject to the following targets for 2018:

Adjusted EBITDA Margin Performance Level	% of Adjusted EBITDA Margin Portion Available for Vesting
Level 1: 52% or greater (“Target”)	100%
Level 2: 50%	75%
Level 3: 45%	50%
Level 4: 40%	25%
Level 5: Less than 40%	0%

Where the actual performance achieved is between performance levels, we interpolate (using straight-line interpolation) the award percentage.

If at least a threshold performance level is satisfied as described above with respect to the 2018 year, the RSUs and the long-term cash incentive award remain subject to a time-based vesting requirement that will not be fully satisfied until December 14, 2020.

Other Compensation and Benefits. All of our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.

Perquisites and Other Personal Benefits. We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions.

The value of such benefits is a very small percentage of total compensation for all Named Executive Officers with the exception of our Chief Executive Officer. Under an arrangement between the Company and the Chief Executive Officer, which was originally entered into in 2004 and subsequently amended in 2010, Mr. Krohn is entitled to the use of Company- chartered aircraft for personal travel for security reasons and to facilitate efficient personal and business travel. In addition, an aircraft personally owned by Mr. Krohn may be chartered by the Company and used by Mr. Krohn for any purpose. The Company reflects the amounts attributable to Mr. Krohn’s personal aircraft usage within “All Other Compensation” in the Summary Compensation Table that follows. In 2018, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 239.2 flight hours. Aggregate incremental cost, if any, of travel by Mr. Krohn’s family or other guests when accompanying Mr. Krohn on both business and non-business occasions is also included in the Summary Compensation Table when applicable.

Setting Executive Compensation in 2018

Base Salary. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.” Increases to the Chief Executive Officer’s salary are established by the Compensation Committee (and ratified by the Board), and for our other Named Executive Officers, our Chief Executive Officer recommends salary increases, which are reviewed and approved by the Compensation Committee.

For 2018, the primary factor in determining the amount of base salaries was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. As a result of this review, the base salaries were not increased for the 2018 year other than with respect to our Named Executive Officers that received promotions and were given additional duties during the 2018 year. In addition, with respect to Mr. Krohn’s 2018 base salary, the Compensation Committee took into consideration the fact that the employment agreement we entered into in 2010 with Mr. Krohn provides him with aircraft benefits each year. This benefit, while not a fixed amount in any given year, is deemed to be a material aspect of Mr. Krohn’s compensation package. The Compensation Committee takes the cash value of this benefit into consideration when reviewing Mr. Krohn’s base salary against his peers, and determined that, in addition to the reasons discussed above, during the 2018 year Mr. Krohn should not receive any increases in his base salary or target cash award percentage. The base salary amounts for each of the Named Executive Officers for the 2018 and 2017 years were as follows:

Named Executive Officer	2018 Base Salary		2017 Base Salary
Tracy W. Krohn	$1,000,000		$1,000,000
Janet Yang	240,000		227,108
Stephen L. Schroeder	374,000		374,000
Shahid A. Ghauri	340,000		340,000
William J. Williford	275,000	*	275,000
John D. Gibbons	440,000		440,000
Thomas P. Murphy	410,000		410,000

*	The base salary for Mr. Williford in 2018 was increased to $350,000 effective June 2018, which resulted in a salary earned for 2018 of $316,971.

Annual Cash Incentive Compensation. The Compensation Committee annually reviews the recommendation of executive management regarding the performance-based goals for the Company. As discussed above, the Compensation Committee established the targets for 2018 with reference to forecasts and other financial and operational data. The Compensation Committee set award targets based on production, reserve growth, LOE containment, G&A cost containment, Capital Expenditures containment, well-level production timing, pre-drill and post-drill reserves, Adjusted EBITDA Margin, HSE&R and individual performance, each metric was selected due to the Compensation Committee’s belief that the metric was an important measure of the performance of the Company and, in turn, potential shareholder value.

The following chart presents information about the actual performance relative to the Performance Metrics established by the Compensation Committee and the calculation of the award:

Business Criteria	Actual 2018 Company / Individual Performance	Actual % of Target Cash Incentive Eligible (1)
Production	13.3 MMBoe	17.1%
Reserve Growth	87.5 MMBoe	30.0%
LOE and G&A	$16.01/Boe	11.0%
HSE&R Score	7.9 pts.	8.2%
Cost Control on Capex Spent on Wells and P&A Projects	Measurement included seven projects on an individual basis, which ranged from 97% to 174% of adjusted target and overall projects were 112% of adjusted target on a weighted basis.	14.6%
Wells Coming Online on Time	Six wells were measured. Their initial production date as compared to the estimated initial production date ranged from being 33 days ahead of the target date to being 67 days behind the target date.	8.1%
Post Drill P50 Reserves vs. Pre Drill P50 Reserves	Measurement included seven projects on an individual basis, which ranged from 57% to 244% of pre drill P50 reserves and were 82% of pre drill estimates on an overall weighted basis.	7.7%

Company Criteria
Adjusted EBITDA Margin	59.0%	18.3%

Sub-total before individual performance		115.00%

Individual Criterion

Individual Performance	See table above

Total

(1)

The 2018 Incentive Cash Award is subject to an additional overall financial metric that must be achieved on or before December 31, 2020, as described above. The Company met this as of December 31, 2018; therefore, payments for achievement of this financial metric with respect to the 2018 year have been made to the Named Executive Officers. The percentages shown reflect results applicable to the 2018 Performance Metrics.

In determining the individual performance for the NEOs, the Compensation Committee considered the individual contribution of the NEOs to the achievement of Company goals, such as successfully forming and implementing a drilling joint venture with outside investors, making accretive acquisitions/dispositions, continuing high rates of drilling success, reducing debt levels, maintaining good liquidity, refinancing of the Company’s debt, increasing proved reserves, and controlling and reducing costs.

Accordingly, the following chart presents information about the awards eligible by each of our Named Executive Officers with respect to the actual performance relative to the Performance Metrics and adjusted based on an overall factor to limit total payments to the amount approved by the Compensation Committee of $12.3 million, or an 11.2% reduction in Incentive Cash Award payments.

Named Executive Officer	Eligible 2018 Incentive Cash Award as a % of Base Salary	Amount Eligible
Tracy W. Krohn	194.0%	$1,940,256
Janet Yang	145.5%	349,246
Stephen L. Schroeder	76.6%	286,443
Shahid A. Ghauri	91.9%	312,483
William J. Williford	134.0%	424,839

Long-term Restricted Stock Unit and Cash Incentive Award

As discussed above in “Elements of Executive Compensation—Long-term Incentive Compensation,” the Adjusted EBITDA portion of the 2018 RSU and cash incentive awards that is eligible for vesting depends on the level of Adjusted EBITDA achieved in 2018. In 2018, the Company achieved $344 million of Adjusted EBITDA, resulting in 100% of the Adjusted EBITDA portion of the 2018 long-term incentive award becoming eligible to vest. With respect to the Adjusted EBITDA Margin goal, the Company achieved an Adjusted EBITDA Margin of 59.2%, resulting in 100% of the Adjusted EBITDA Margin goal portion of the 2018 long-term incentive awards becoming eligible to vest. Accordingly, 100% of the awarded RSUs and cash incentive awards are now eligible for vesting on December 14, 2020, subject to the requirement of continuous employment with the Company through December 14, 2020.

The 2018 long-term incentive awards had performance metrics similar to 2016 and 2017 RSUs, but the awards were split between an RSU component and a cash component, where in 2017 and 2016, the long-term incentive awards were all in RSUs. For 2018, Mr. Krohn’s long-term incentive award was similar to the 2017 percentage. With respect to the 2016 RSUs, performance criteria were determined and calculated with respect to the 2016 year, therefore the 2016 RSU awards were subject solely to time-based restrictions throughout the 2017 and 2018 year. Following the satisfaction of the time-based vesting restrictions, the 2016 RSUs vested on December 15, 2018. With respect to the 2017 RSUs, performance criteria were determined and calculated with respect to the 2017 year, and therefore are subject solely to time-based restrictions throughout the 2018 year and the majority of the 2019 year. Subject to the satisfaction of the time-based vesting conditions, the 2017 RSUs will become eligible to vest on December 13, 2019.

Compensation Policies

Tax and Accounting Treatment. Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted per covered employee to $1.0 million per taxable year. For 2017 and prior years, covered employees for this purpose included our Chief Executive Officer and the three next most highly compensated executive officers (other than the Chief Financial Officer) required to be reported as named executive officers, although any compensation that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1.0 million annual deduction limitation applies to compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year, and there is no longer any exception for qualified performance-based compensation. For periods after 2017, without the performance-based compensation exception, it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our Chief Executive Officer, Chief Financial Officer or one of our other three most highly compensated executive officers in 2018 or any later year, will be subject to a $1.0 million annual deduction limitation.

We account for stock-based payments in accordance with the requirements of ASC Topic 718, by which compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because we may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by us may not always occur at the time the award is otherwise taxable to the employee.

Basis for Allocation among Incentives. Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As noted within the introduction of the section above titled “Elements of Compensation,” different forms of compensation serve to meet our various compensation goals, from incentivizing to retaining our executives. Those goals are best met by analyzing the environment in which we will be operating each year and the changing market analysis of our peer group. The allocation of our compensation items needs to be flexible enough to accommodate changing needs.

Although we currently grant restricted stock units pursuant to our equity program, incentive awards under the Incentive Compensation Plan may be granted in any one or a combination of the following awards in the future: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted stock, (e) performance shares, (f) restricted stock units, (g) bonus stock, (h) dividend equivalents, or (i) cash awards.

Adjustment or Recovery of Awards upon Restatement of Company Performance. We adopted a Clawback Policy in 2014 and amended such policy in June 2018 (the “Clawback Policy”) that is applicable to all awards, cash or equity-based granted under our Incentive Compensation Plan, including any dividend equivalents or other cash awards incorporated in an RSU or other stock-based incentive award. The Clawback Policy generally states that in the event of any required restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements, or an error or mistake in the calculation of a performance metric or goal that is the basis of payment of incentive compensation, the Compensation Committee and the Board each have the authority to cause an executive officer to repay all or applicable portions of the incentive award in question. The Compensation Committee shall have full discretion to determine the form, the amount and the timing of the recoupment, subject to any applicable laws that may govern the transaction.

In connection with the amendment of the Clawback Policy in June 2018, the Compensation Committee also approved the inclusion of a provision in all awards granted under our Incentive Compensation Plan that awards to any employee would be subject to any clawback policies that we may adopt, whether in response to the Dodd-Frank Act or otherwise. Also, under the terms of the Incentive Compensation Plan, the Compensation Committee has the authority to adjust financial targets when unforeseen events affect the Company’s results of operations.

Stock Ownership Guidelines. On February 24, 2010, our Board approved the adoption of the W&T Offshore, Inc. Stock Ownership and Retention Policy (the “Policy”). The Compensation Committee administers the Policy for employees subject to Section 16 of the Exchange Act, while our Chief Executive Officer administers the Policy for all other eligible employees. The Policy is applicable to all employees who are eligible to and actually receive equity-based awards pursuant to the Incentive Compensation Plan. The Policy requires our eligible employees to hold a number of shares of our Common Stock having a value in excess of set multiples of the amount of his or her annual base salary and to be compliant with the Policy within the four year period after becoming subject to the Policy. Until such time as an employee owns the requisite shares of Common Stock, the employee is required to retain all shares of Common Stock that the employee owns or is granted. In addition, any cash amounts (net of taxes) received as payments for equity based awards, such as restricted stock units paid out in cash, must be used to purchase shares of Common Stock on the open market. Following the achievement of the amount and subject to any applicable securities laws, the individual may conduct any appropriate transactions with our Common Stock so long as he or she does not fall below the required amount as a result.

Common Stock that counts toward the satisfaction of the stock ownership level shall include: (a) shares of Common Stock owned outright by the employee and his or her immediate family members who also share the same household; (b) shares of Common Stock acquired upon an option exercise or upon the lapse of restrictions on other awards; (c) Common Stock purchased in the open market; and (d) deemed or actual stock investments due to an employee’s participation in the our 401(k) plan.

A hardship exemption may be granted to an employee prior to the time he or she has satisfied the initial ownership requirement. Prior to such time, the Plan Administrator holds the authority to relieve an employee from the Policy upon a determination that the employee has incurred a unique financial or personal situation where the Policy becomes inequitable in light of the employee’s circumstances. The penalty for noncompliance with the Policy may result in the suspension of any future grants or awards to the employee, or the employee’s base salary and compensation may be frozen at current levels until such time as the employee meets the terms of the Policy.

Employment Agreements, Severance Benefits and Change of Control Provisions

We maintain an employment agreement with our Chief Executive Officer and President, Mr. Krohn. We have determined that it is important for us to ensure that Mr. Krohn performs his role for an extended period of time, as he is the subject of numerous key man provisions in our company’s material contracts and credit agreements. Certain provisions contained in this agreement, such as non-competition and non-solicitation provisions as well as change of control payments, are essential to retaining a talented chief executive officer and protecting our shareholders. We believe that it is appropriate to compensate Mr. Krohn to refrain from working with competitors following termination, and that compensation enhances the enforceability of his agreement. Mr. Krohn’s employment agreement, including the potential severance and change of control provisions, are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation and Related Information—Potential Payments Upon Termination or a Change in Control.”

The employment agreement between us and Mr. Krohn and the related severance provisions are designed to meet the following objectives:

Change of Control. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. As a result, we provide potential severance compensation to Mr. Krohn if his employment is terminated following a change of control transaction. Our intent is to promote his ability to act in the best interests of our shareholders even though his employment could be terminated as a result of the transaction.

Termination without Cause or for Good Reason. If we terminate Mr. Krohn’s employment “without cause” or he terminates his employment for “good reason,” as each such term is defined in the employment agreement, we are obligated to pay him certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or a Change in Control” below. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in the chief executive officer if such a change is in the best interests of our Company and its shareholders.

We have maintained employment agreements with certain of the Named Executive Officers in past years, including Messrs. Schroeder, Gibbons and Murphy. The employment agreements with Messrs. Schroeder and Murphy were voluntarily terminated during 2018. We did not enter into employment agreements with the Named Executive Officers that began serving in executive officer roles during the 2017 or 2018 calendar year. Each of these Named Executive Officers will be entitled to certain benefits upon change in control events with respect to outstanding equity awards granted under our Incentive Compensation Plan, as more fully described within the section below titled “Potential Payments Upon Termination or a Change in Control.”

2014 and 2017 Shareholder Vote

The Company has implemented a three-year advisory vote on executive compensation. In 2017, the Company held its third shareholder advisory vote on the compensation paid to our Named Executive Officers in 2016, which resulted in an excess of 85% of votes cast approving such compensation.

Following the last advisory vote in 2017, the Compensation Committee considered many factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives and review of data of our peer group, each of which is evaluated in the context of the Compensation Committee’s duty to act as the directors determine to be in all shareholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding the Named Executive Officer’s compensation, the Compensation Committee did not make any material changes to our executive compensation program and policies as a result of the 2017 “say on pay” advisory vote. Given the level of shareholder support in 2017 for our executive compensation programs, the Compensation Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers in 2018 and 2019.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee.

Stuart B. Katz         Virginia Boulet         B. Frank Stanley

    (Chair)

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to Mr. Krohn, our Chairman, Chief Executive Officer and President, Ms. Yang, our Chief Financial Officer, and the Company’s three other most highly compensated executive officers for the year ended December 31, 2018, and where applicable, the 2017 and 2016 fiscal years.

Name	Year	Salary (1)	Stock Awards (2)(3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Tracy W. Krohn	2018	$1,000,000	$2,328,867	$1,940,256	$1,110,224	$6,379,347
Chairman and Chief	2017	1,000,000	1,769,966	813,000	880,827	4,463,793
Executive Officer	2016	1,000,000	2,194,643	—	1,164,673	4,160,619

Janet Yang	2018	240,000	125,759	349,246	14,546	729,551
Executive Vice President, Chief Financial Officer and Chief Accounting Officer (6)	2017	227,108	35,351	164,029	12,584	439,072
	2016	183,664	35,268	—	22,230	218,932

Stephen L. Schroeder	2018	374,000	291,780	286,443	16,500	968,723
Senior Vice President and Chief Technical Officer	2017	374,000	374,011	228,047	12,946	989,004
	2016	374,000	463,746	—	—	837,746

Shahid Ghauri	2018	340,000	265,257	312,483	16,500	934,240
Vice President, General Counsel and Corporate Secretary	2017	271,673	271,682	165,653	14,123	723,131
	2016	—	—	—	—	—

William J. Williford	2018	316,971	167,097	469,655	15,869	969,592
Executive Vice President and General Manager of Gulf of Mexico	2017	275,000	85,178	198,619	13,154	571,951
	2016	275,000	105,615	—	—	380,615

John D. Gibbons	2018	323,104	—	—	1,358,758	1,681,862
Former Senior Vice President and Chief Financial Officer (through August 2018) (6)	2017	440,000	548,088	321,498	35,300	1,381,336
	2016	440,000	724,230	—	22,230	1,186,460

Thomas P. Murphy	2018	387,391	319,870	—	221,458	928,719
Senior Vice President and Chief Operations Officer (through November 2018) (7)	2017	410,000	453,554	266,664	10,408	1,140,626
	2016	410,000	562,374	—	—	972,374

(1)

The amounts reflected in this column include total annual salary earned for the fiscal year. The salary amounts for Messrs. Gibbons and Murphy represent a pro-rated portion of their annual rate of base pay to correspond to their period of employment with the Company in 2018. Amounts for Mr. Williford and Ms. Yang represent base salaries paid at the rate applicable to their positions prior to becoming executive officers, and at the rates noted within the Compensation Discussion and Analysis section following their promotions in the 2018 year.

(2)

The amounts under the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, without regard to any risk of forfeitures. The discussion of the assumptions used in calculating these values can be found in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

(3)

The 2018 RSU awards subject to performance conditions are reported at their grant date value based upon the probable outcome. The amounts reported under the “Stock Awards” column for fiscal year 2018 reflect the amounts rewarded for the highest level of performance achieved.

(4)

The 2018 Incentive Cash Awards are subject to an additional overall financial metric that must be achieved on or before December 31, 2020, as described above within the Compensation Discussion and Analysis. The Company met these criteria as of December 31, 2018; therefore, payments for achievement of these financial metrics with respect to the 2018 year have been made to the Named Executive Officers. The long-term cash incentive component granted in connection with our 2018 RSUs have not been included in this table as the award is still subject to time-based vesting conditions until 2020.

(5)

The amount excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000. The amounts under “All Other Compensation” for 2018 include (i) for Mr. Krohn, $1,012,329 for incremental costs associated with his use of chartered aircraft and to reimburse him for the charter of his aircraft for his personal use and $81,395 for gross-up for taxes on imputed income associated with such aircraft usage, (ii) for Ms. Yang, $146 for gross-up for taxes, (iii) for Mr. Gibbons, $8,894 for gross-up for taxes, $13,709 with respect to country club dues and $1,320,000 with respect to his severance payments due to him in connection with his separation from service and (iv) for Mr. Murphy, $205,000 with respect to severance payments due to him in connection with his separation from service. Remaining amounts for each Named Executive Officer relate to company contributions made into the executives’ 401(k) plan accounts.

(6)

Mr. Gibbons retired from the Company and ceased to be an officer in August 2018, whereupon the Company appointed Ms. Yang, Vice President, Corporate & Business Development of the Company, as the Company’s acting Chief Financial Officer and acting Principal Accounting Officer. Mr. Gibbons is included in this proxy statement as a Named Executive Officer due to his position as Chief Financial Officer during the fiscal year ended December 31, 2018.

(7)

Mr. Murphy left the Company and ceased to be an officer in November 2018. Mr. Murphy is included in this proxy statement as a Named Executive Officer due to the fact that he would have been one of the three most highly compensated executive officers during the fiscal year ended December 31, 2018 if he had still been employed as of December 31, 2018. In connection with his departure, Mr. Murphy forfeited the full amount of the equity award he received in 2018, which was reported within the “Stock Awards” column as a grant to him in 2018. He did not receive any consideration for the forfeited 2018 equity awards.

2018 Grants of Plan-Based Awards

The following table sets forth information with respect to the possible awards that could have been payable for 2018 under the Incentive Compensation Plan to the Named Executive Officers.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Grant (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum	Threshold(#)	Target/ Maximum
Tracy W. Krohn	N/A	$268,617	$1,624,620	$4,424,620
	8/30/2018				118,131	337,517	$2,328,867
Janet Yang	N/A	20,805	213,729	717,729
	8/30/2018				6,379	18,226	125,759
Stephen L. Schroeder	N/A	41,416	358,759	1,144,159
	8/30/2018				14,800	42,287	291,780
Shahid A. Ghauri	N/A	40,200	377,144	1,233,944
	8/30/2018				13,455	38,433	265,257
William J. Williford	N/A	45,402	282,544	876,864
	8/30/2018				8,476	24,217	24,217
John D. Gibbons	N/A	—	—	—	—	—	—
Thomas P. Murphy(4)	N/A	30,027	85,792	85,792
	08/30/2018				16,225	46,358	319,870

(1)

The 2018 Incentive Cash Award component of non-equity incentive plan awards grant is subject to an additional overall financial metric that must be achieved on or before December 31, 2020, The Company met this as of December 31, 2018; therefore, payments for achievement of this financial metric with respect to the 2018 year have been made to the Named Executive Officers.

(2)

Target and maximum share numbers are the same amount; therefore, the columns have been combined. Performance based restricted stock units vest subject to first achieving certain Adjusted EBITDA and Adjusted EBITDA Margin targets, which were fully satisfied in December 2018 and are discussed in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Incentive Compensation.” These units remain subject to time-vesting requirements.

(3)	Reported at grant date value based upon probable outcome.
(4)	Although Mr. Murphy was employed at the time of the grant of the award, he did not receive payment of this award.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We have historically maintained employment agreements with certain of the Named Executive Officers. As of December 31, 2018, the only employment agreement that was still in effect was our employment agreement with Mr. Krohn. We entered into the employment agreement on November 1, 2010. This November 1 agreement supersedes our previous employment agreement with Mr. Krohn. The term of the employment agreement is three years, subject to automatic extensions for an additional one-year period beginning on the first anniversary from the November 1, 2010 effective date of the agreement and on each anniversary date thereafter. The agreement provides for an initial base salary of $1,000,000 and also entitles Mr. Krohn to participate in the Company’s annual incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. His employment agreement provides that he is entitled to use of Company chartered aircraft for personal travel. For security reasons and to facilitate efficient business travel, the Company and Mr. Krohn entered into an arrangement in 2004 that was subsequently amended in 2010. Under the amended arrangement, Mr. Krohn may use Company-chartered aircraft for both business and personal travel. In addition, aircraft personally owned by Mr. Krohn may be chartered by the Company, with Mr. Krohn receiving a gross-up for any taxes on imputed income associated with such aircraft usage and used by Mr. Krohn for any purpose. In 2018, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 239.2 flight hours. The potential severance and change of control provisions within Mr. Krohn’s employment agreement are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.” Other executive officers may be required for business purposes, or allowed for personal purposes, to use chartered aircraft. While no executive officers other than Mr. Krohn have a formal agreement with the Company regarding aircraft usage, and no executive officer other than Mr. Krohn has historically made substantial use of chartered aircraft for personal travel, the Company has the discretion to allow such use by other executive officers in limited and individual circumstances. To the extent any Named Executive Officer uses a chartered aircraft for personal travel, such use would be reflected in the Summary Compensation Table under “All Other Compensation.”

Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Incentive Compensation” for a discussion of the terms of the restricted stock unit awards. Please see the section titled “Potential Payments Upon Termination or a Change in Control” below for a detailed description of certain terminations of employment or change in control events could impact the normal vesting schedules for the equity awards.

Percentage of Base Salary and Cash Discretionary Bonus in Comparison to Total Compensation

The table below shows the percentage of base salary and cash discretionary bonus to total compensation for each of our Named Executive Officers that were still providing services as of December 31, 2018. No cash discretionary bonuses were paid to our Named Executive Officers in 2018.

Named Executive Officer	Percentage of Salary and Annual Cash Discretionary Bonus to Total Compensation
Tracy W. Krohn	16%
Janet Yang	33%
Stephen L. Schroeder	39%
Shahid A. Ghauri	36%
William J. Williford	33%

Outstanding Equity Awards at December 31, 2018

The following table sets forth information regarding restricted stock units that have not vested for each of the Named Executive Officers outstanding as of December 31, 2018. The Company did not grant option awards in 2018 and there are no stock options outstanding as of December 31, 2018.

Named Executive Officer	Grant	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)

Tracy W. Krohn	2018	337,517	$1,390,570
	2017	638,977	2,632,582

Janet Yang	2018	18,226	75,091
	2017	12,762	52,579

Stephen L. Schroeder	2018	42,287	174,222
	2017	135,022	556,291

Shahid A. Ghauri	2018	38,443	158,385
	2017	98,080	404,090

William J. Williford	2018	24,217	99,774
	2017	30,750	126,690

(1)

This column includes performance-based restricted stock units that were granted in 2017 and 2018. The 2017 and 2018 RSUs were subject to Adjusted EBITDA and Adjusted EBITDA Margin based vesting requirements. Adjustments related to performance levels achieved in 2017 and 2018 have been applied to the grants presented and adjusted as appropriate from the target level of awards originally granted. These awards related to performance levels achieved in 2017 and 2018 and are now subject solely to the time-based vesting conditions that will vest in full on December 14, 2020 (for the 2018 awards) and December 15, 2019 (for the 2017 awards). Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Incentive Compensation.”

(2)	The market value of the shares of restricted stock units that have not vested was calculated using the closing price of the Company’s Common Stock on December 31, 2018 of $4.12 per share.

Stock Vested Table for 2018

The following table sets forth information regarding the vesting of restricted stock units for each of the Named Executive Officers during 2018. Mr. Murphy did not receive vesting of any equity awards during the 2018 year.

Named Executive Officer	Vesting Date	Number of Shares Acquired on Vesting		Value Realized on Vesting (1)
Tracy W. Krohn	12/14/2018	993,051		$4,806,367
Janet Yang	12/14/2018	15,957		77,232
Stephen L. Schroeder	12/14/2018	209,840		1,015,626
William J. Williford	12/14/2018	47,789		231,299
John D. Gibbons	8/13/2018	N/A	(2)	1,130,064

(1)	Valued at the closing price on the date of vesting. A portion of the vested shares were used for withholding and payroll taxes, valued on the closing price at the date of vesting.
(2)	Mr. Gibbons did not receive shares of Common Stock as settlement of his equity award; rather, his award was settled in cash.

Potential Payments Upon Termination or a Change in Control

We have historically maintained employment agreements with certain Named Executive Officers, including Mr. Krohn. As of December 31, 2018, the only employment agreement that was in effect was Mr. Krohn’s agreement. We do not maintain employment agreements with the Named Executive Officers that were promoted to executive officer roles during the 2017 or 2018 calendar year, but each of our Named Executive Officers would be eligible for certain benefits with respect to their equity awards pursuant to the Incentive Compensation Plan upon qualifying terminations or change in control events.

Employment Agreement with Tracy W. Krohn

Mr. Krohn’s employment agreement provides for a potential severance payment in certain situations. In the event of his death or “disability” (generally defined as an accident, sickness or other circumstance which renders him mentally or physically incapable of performing his services for the Company), his compensation and benefits will terminate on the date of termination. If, during the term of his agreement, the Company terminates the employment of Mr. Krohn for any reason other than in connection with his death, disability, or for “cause” (generally defined to include Mr. Krohn’s fraud, embezzlement or misappropriation against the Company or our affiliates, any willful failure, neglect, or refusal to perform his duties under the agreement that results in an injury to the Company or an affiliate, or Mr. Krohn’s plea of guilty to, or his conviction of, a felony), or Mr. Krohn terminates his employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material adverse change in Mr. Krohn’s title, position or responsibilities), whether or not in connection with a change of control, Mr. Krohn will be entitled to receive his base salary until the actual termination date of his agreement and a severance payment in the amount of 3.0 times his annual base salary that is then in effect (the “CEO Severance Payment”); the CEO Severance Payment will be paid 60 days following his termination from employment (or six months following his termination of employment if he is considered a “specified employee” under Section 409A of the Code at that time). If he elects to continue coverage for himself and his dependents under the Company’s group health plans following his termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or “COBRA,” the Company shall reimburse Mr. Krohn for the cost difference between the amount necessary to continue such coverage and the amount Mr. Krohn was required to pay for such coverage as an employee, for a period of 12 months. If Mr. Krohn elects to continue his health coverage following the initial 12 month period, then at any time during the following 18 months if his COBRA coverage terminates, the Company will provide him and his dependents with health benefits substantially similar to those provided under the Company’s group health plans for active employees and at a cost that is no greater to Mr. Krohn than the cost of his original 12 month COBRA costs (collectively, the “Continued Medical Benefit”). Any outstanding restricted stock or restricted stock unit awards held at the time of a termination of Mr. Krohn’s employment by the Company without cause, or by Mr. Krohn for good reason, will receive 100% accelerated vesting, and any annual incentive award that Mr. Krohn would have been entitled to receive for the year in which his termination occurred would be paid to him on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, and Mr. Krohn is not also terminated in connection with such a change in control that would also trigger a payment of the CEO Severance Payment, then Mr. Krohn will receive the CEO Severance Payment described above as if he had been terminated as of the date of the change in control. The employment agreement provides for certain cut-backs for amounts paid to Mr. Krohn in the event that such a payment would be considered a “parachute payment” pursuant to Section 280G of the Code. If an amount to be paid to Mr. Krohn is considered a parachute payment, then such payments will either be reduced to an amount that is $1.00 less than three times Mr. Krohn’s then annual base salary, or paid in full, whichever produces the better net after-tax position to Mr. Krohn.

In addition, all outstanding restricted stock or restricted stock unit awards held by Mr. Krohn as of the date of a change in control will vest, whether such awards were subject to a performance period and whether such a performance period had passed as of the date of the change in control. In the event that Mr. Krohn is terminated without cause or for good reason, any outstanding restricted stock or restricted stock units would also vest, provided that the termination of employment occurred following the satisfaction of any applicable performance period associated with that award. The definition of “change of control” in Mr. Krohn’s employment agreement generally will occur upon one or more of the following events: (1) a merger or consolidation that results in the Company’s voting securities representing less than 50% of the combined voting power of the voting securities of the Company or the surviving corporation immediately after the transaction; (2) the individuals who constitute the Company’s board of directors on the date of the agreement cease to constitute at least a majority of the Company’s board of directors; (3) the acquisition, by a person or a group, of beneficial ownership of any capital stock of the Company if, after such acquisition, the person or group beneficially owns 51% or more of either (A) the then-outstanding shares of the Company’s Common Stock or (B) the combined voting power of the then-outstanding voting securities of the Company (provided that for purposes of this subsection (3), the following acquisitions will not give rise to a change of control: (i) acquisitions directly from or by the Company, (ii) acquisitions by a Company employee benefit plan, (iii) acquisitions by any corporation pursuant to a transaction that results in the Company’s security holders remaining in control of 50% or more of the Company’s securities immediately following the transaction, (iv) an acquisition that constitutes an employee buyout, or (v) acquisitions by Mr. Krohn or his immediately family); (4) a sale of all or substantially all of the Company’s assets; or (5) the approval by the Company’s shareholders of a complete liquidation or dissolution.

In addition to acknowledging the continued binding effect of the Non-Competition/Non-Solicitation provisions in Section 6 of the 2004 employment agreement, Mr. Krohn has agreed in his 2010 employment agreement (i) not to disclose our confidential information and (ii) during the 12 months following his termination from employment with the Company, that he will not (A) provide to a third party competitor the same services that he currently provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the employment agreement, or (B) not to solicit or hire Company employees.

Incentive Compensation Plan

With regard to executives, as of December 31, 2018, the Incentive Compensation Plan provided that in the event of a change of control of the Company, the Company may choose to accelerate or remove any restrictions upon an outstanding award. The plan generally defines a “change of control” according to the definition given above in Mr. Krohn’s employment agreement. The agreements that govern the outstanding restricted stock unit awards granted under the Incentive Compensation Plan have a two-tiered vesting requirement based on time and performance metrics. A change of control will 100% accelerate all restricted stock unit awards that have satisfied the performance requirement but have yet to vest pursuant to the time-based restrictions, as well as restricted stock unit awards that have not vested because the applicable performance period has not ended at the time the change of control occurs. A change of control will also accelerate any outstanding restricted stock awards held by the executives. The Company’s inclusion of a long-term cash incentive award in 2018 was designed to be subject to the same vesting and forfeiture provisions as the restricted stock unit awards; therefore, the cash portion of the award would also become vested upon a change in control.

The acceleration of the performance-based restricted stock unit awards (and 2018 long-term cash incentive award) will depend upon whether the awards have been partially vested pursuant to the performance-based vesting provision at the time of the termination of employment. While Mr. Krohn’s employment agreement addresses certain change in control or termination of employment events, under the terms of the restricted stock unit agreements and the 2018 incentive award agreements, if the performance criteria have not been satisfied at the time of an executive’s death or disability, or before a “normal retirement,” the awards would be forfeited; however, if the performance criteria has been satisfied at the time of an executive’s death or disability the awards will be 100% accelerated. Acceleration upon a normal retirement will be calculated using the pro-rata percentage calculation.

The pro-rata percentage calculation works as follows. Two-thirds of the award will be called the “two-year portion,” and the final third will be called the “three-year portion.” The two-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment, and the denominator of which is 24; the three-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment and the denominator of which is 36. With respect to the 2018 awards, a long-term cash incentive was introduced to the long-term incentive program, therefore the retirement example will combine shares and a cash value. As an example, provided below is the pro-rata calculation that would apply to Mr. Krohn’s acceleration of restricted stock units and long-term cash award granted to him in 2018 upon a normal retirement, assuming the performance measures have been satisfied with respect to Mr. Krohn’s restricted stock awards, but they are still subject to time-based vesting until December 14, 2020. Assuming that Mr. Krohn was eligible for a normal retirement upon December 31, 2018, his acceleration amount for that specific grant of restricted stock units would be calculated as follows: (i) 2/3 of the sum of his restricted stock units (337,517) and cash award value ($624,620)    times 12/24 (the numerator of which is the number of months, beginning with the first day of the first month of the year in which the date of issuance occurs, during which Mr. Krohn was employed as of December 31, 2018), plus (ii) 1/3 of the sum of his restricted stock units (337,517) and cash award value ($624,620) times 12/36 (the numerator of which is the number of months, beginning with the first day of the first month of the year in which the date of issuance occurs, during which Mr. Krohn was employed as of December 31, 2018), with the share portion multiplied by our closing stock on December 31, 2018 of $4.12 per share. This results in total shares of 150,007 becoming accelerated, and a cash award value of $277,609, for a total value of $895,638. If the term “normal retirement” is not defined in an executive’s employment agreement, the normal retirement age will be age 67. As of December 31, 2018, none of our Named Executive Officers were eligible for a normal retirement, thus no amounts were be included in the table below for such a termination of employment.

Potential Payments Upon Termination or a Change in Control Table

The following table reflects the values that certain of the Named Executive Officers would receive upon certain terminations of employment or upon a change in control. Messrs. Gibbons and Murphy are not included in the hypothetical termination or change in control scenarios within the table below due to their actual departures during the 2018 year. The benefits that Messrs. Gibbons and Murphy received in connection with their departures in 2018 are described in greater detail following the table. For purposes of the calculations below, the Company has made certain assumptions which we consider reasonable, such as all legitimate reimbursable business expenses are current, and that all earned salary payments are current as of the date of the potential termination scenario. The actual amount of payments that each executive could receive may not be determined with complete accuracy until such time as an actual termination or change of control occurs, but the values below are our best estimate as to the potential payments each executive would receive as of December 31, 2018. Equity award acceleration was calculated using the stock price of $4.12 per share, which is the closing price of our stock on December 31, 2018.

Potential Payments Upon Termination or a Change of Control

Executive and Compensation Component	Change of Control	Death and Disability	Termination by Company without Cause or by Executive for Good Reason
Tracy W. Krohn
Pro-Rata Bonus Award (1)	$1,940,256	$1,940,256	$1,940,256
CEO Severance Payment (2)	3,000,000	—	3,000,000
Continued Medical (3)	9,916	9,916	9,916
Accelerated Equity and Incentive Awards (4)	4,647,775	4,647,775	4,647,775

Total (5)	$9,597,947	$6,597,947	$9,597,947

Janet Yang
Accelerated Equity and Incentive Awards (4)	$161,399	$161,399	$—
Stephen L. Schroeder
Accelerated Equity and Incentive Awards (4)	$808,722	$808,722	$—
William J. Williford
Accelerated Equity and Incentive Awards (4)	$271,280	$271,280	$—
Shahid A. Ghauri
Accelerated Equity and Incentive Awards(4)	$633,619	$633,619	$—

(1)

Mr. Krohn would be entitled to receive a pro rata short-term incentive awards pursuant to the Incentive Plan upon a upon a death or disability. The table assumes a full-year equivalent to the amount paid related to the 2018 short-term incentive award.

(2)	The CEO Severance payment, is three times the executive’s annual base salary as of December 31, 2018, which was $1,000,000 for Mr. Krohn.
(3)	Amounts are based upon the Company’s COBRA costs as of December 31, 2018 for the periods set forth above in the narrative.
(4)

Accelerated equity reflects 2018 and 2017 restricted stock unit amounts, as adjusted for performance criteria that were satisfied in the 2018 and 2017 years, as applicable. The accelerated amounts were determined by multiplying the number of outstanding awards held by each executive (detailed above in the “Outstanding

Equity Awards at December 31, 2018” table), either on a full or pro-rata basis as applicable, by the closing price of our stock on December 31, 2018, which was $4.12 per share. This row also includes the full value of the 2018 long-term cash incentive awards.
(5)

Amounts shown here are a total of the full costs for each element. The employment agreement for Mr. Krohn has a “cut back” provision that would require us to pay $1.00 less than three times the executive’s base salary in the event that the payment to the executive would constitute a “parachute payment,” so the total amounts shown could be reduced in certain situations.

Mr. Gibbons’ Retirement

In connection with his retirement in August 2018, Mr. Gibbons was entitled to receive the severance benefits provided pursuant to his employment agreement. These benefits consisted of the following: $1,320,000 in cash severance benefits and cash settlement of $1,130,064 for unvested restricted stock units as a pro-rata settlement of his 2017 and 2016 awards. Mr. Gibbons also signed a customary release in favor of the Company, and will be subject to a non-compete agreement for a period of twelve months following his departure.

Mr. Murphy’s Departure

Mr. Murphy voluntarily terminated his employment in November 2018. He received a severance payment of $205,000 in connection with his termination. He forfeited all unvested equity awards granted to him in 2018 or previous years pursuant to the Incentive Compensation Plan and his non-equity incentive awards granted to him in 2018.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation plans are appropriately structured and are not reasonably likely to result in material risk to W&T Offshore, Inc. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are Company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of W&T Offshore, Inc. and our shareholders as a whole. We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that employees’ are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures that our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Tracy W. Krohn, our Chief Executive Officer.

For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than the Chief Executive Officer) was $137,219;

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere within this Proxy Statement, was $6,379,347; and

•

For 2018 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was reasonably estimated to be 46 to 1. The process used to determine this ratio is described below:

To identify the median employee using the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

•

We determined that, as of December 31, 2018, our employee population consisted of approximately 281 individuals. All of these individuals are located in the United States (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2019). This population consisted of persons classified as employees. We do not have seasonal workers and we did not include persons classified as contractors.

•

We used December 31, 2018 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner. Payroll information for the year 2018 is currently accumulated for other purposes, such as providing information to the Internal Revenue Service (“IRS”) for 2018; therefore, payroll information for the year 2018 was utilized.

•

We consistently applied a compensation measure to all employees by using the 2018 gross earnings reflected in our payroll records. The gross earnings for employees who were hired during 2018 were annualized using their gross earnings paid during 2018 and their date of hire. Employees who were hired at the end of December 2018 and did not receive any compensation in 2018 were excluded from the population. These gross earnings included all earnings reported on Form W-2 to the IRS, plus earnings which are excluded from W-2 earnings, which were primarily employee contributions to our 401K plan.

•

We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. Since all of our employees, including our Chief Executive Officer, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•

After we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $137,219. This amount will differ from amounts reported on Form W-2 primarily due to estimates of amounts earned, but not yet paid, under the Company’s Incentive Compensation Plan and the amounts contributed by the Company to the employee’s account under the 401K plan.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee’s role in the Company’s corporate governance is summarized under the caption “Standing Committees of the Board” beginning on page 8 above. The Audit Committee’s role with respect to the Company’s financial reporting process is set out in the report.

The Board adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. In addition, the Board appointed the undersigned directors as members of the Audit Committee. Each year, the Audit Committee reviews its charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Audit Committee charter.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed EY as the Company’s independent external auditor for fiscal year 2019 (and the Audit Committee is seeking ratification by the Company’s shareholders for this appointment at this Annual Meeting).

During the last year, and earlier this year in preparation for the filing with the SEC of the Form 10-K, the Audit Committee:

•	met quarterly with the Company’s internal audit manager to review the scope of their review of internal controls and the quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•

met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•

discussed with the Company’s senior management, independent auditors and appropriate Company financial personnel the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•

reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Auditing Standard No. 16, “Communications with Audit Committees”;

•

recommended, based on these reviews and discussions, as well as private discussions conducted in executive sessions without management present with the independent auditors and appropriate Company financial personnel, to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the Form 10-K; and

•

determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal 2, Ratification of Appointment of Independent Accountants), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, or to assure compliance with applicable laws or the Company’s policies, procedures and controls. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or, in certain cases, accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2018 and on the representations of the independent auditors included in their reports on the Company’s financial statements and effectiveness of internal control over financial reporting. The Audit Committee’s failure to investigate any matter, to resolve any dispute or to take any other actions or exercise any of its powers in connection with the good faith exercise of its oversight functions shall in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its shareholders.

The Audit Committee held four meetings in 2018 and met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by EY. The Audit Committee has determined that the provision of EY’s non-audit services is compatible with maintaining EY’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee.

S. James Nelson, Jr.         Stuart B. Katz         B. Frank Stanley

    (Chair)

Principal Accounting Fees and Services

EY has served as independent auditor for the Company since 2000. The aggregate fees and costs billed by EY and its affiliates to the Company for the years ended December 31, 2018 and 2017 are identified below.

	2018	2017
Audit fees (1)	$1,776,901	$1,548,000
Tax fees (2)	310,000	208,565
All other fees (3)	2,000	2,160

	$2,088,901	$1,758,725

(1)

Includes fees for the audit of our annual consolidated financial statements, including the effectiveness of our internal control over financial reporting, reviews of our quarterly consolidated financial statements and reviews of various documents filed with the Securities and Exchange Commission (“SEC”).

(2)	Includes fees for preparation of federal and state tax returns, tax planning advice and review of tax related issues with respect to proposed transactions.
(3)	Includes an annual fee for access to an accounting literature database.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2018, the Company made payments totaling approximately $1.5 million to W&T Offshore LLC (“W&T LLC”), an entity controlled by Tracy Krohn. Approximately $1.3 million of the payments relate to the use by the Company of an aircraft indirectly owned by Mr. Krohn. In addition, W&T LLC has ownership interests in certain wells operated by the Company (such ownership interests pre-date the Company’s initial public offering). Revenues are disbursed and expenses are collected in accordance with ownership interest. Proportionate insurance premiums were paid to the Company and proportionate collections of insurance reimbursements attributable to damage on certain wells were disbursed.

In March 2018, the Company and a group of initial investors formed and initially funded a limited liability company that is expected to jointly participate in the exploration, drilling and development of up to 14 identified drilling projects from Company-held leases and producing acreage in the Gulf of Mexico (the “JV Drilling Program”). The initial investors in the limited liability company include a minority investment by an entity owned and controlled by Mr. Krohn and his family. The Krohn entity invested as a minority investor on the same terms and conditions as the third-party investors and its investing is limited to 4.5% of total invested capital within Monza. The entity affiliated with Mr. Krohn has made a capital commitment to Monza of $14.5 million. The business and affairs of the limited liability company are managed by a board of five directors, which consists of three directors selected by the third-party investors, Mr. Krohn and an additional independent director to be selected by a majority of the third-party investors subject to consent by the Company. The independent director and one of the directors to be selected by the investors have not yet been selected.

On October 18, 2018, the Company entered into a series of transactions to effect a refinancing of substantially all of its outstanding indebtedness (“Refinancing Transaction”). At that time, we issued $625.0 million of 9.75% Senior Second Lien Notes due 2023 (the “Senior Second Lien Notes”). Certain entities controlled by Mr. Krohn and his family were invested in certain existing notes of the Company that were repurchased by the Company in connection with the Refinancing Transaction (“Existing Notes”). The Krohn entities tendered their Existing Notes on the same terms as were made available to all other holders of the Existing Notes pursuant to the publicly disclosed Company offer to purchase any and all such notes and reinvested an amount approximately equal to the proceeds from such tenders by purchasing approximately $8.0 million principal in Senior Second Lien Notes at the same price offered to other initial investors in the offering of such notes. As part of the 2018 Refinancing Transaction, the Krohn entities also had $5.0 million investment in the Company’s Existing Notes liquidated as the loan was repaid in full.

The Company charters supply boats from Gulf Offshore Logistics, LLC (“GOL”) in the ordinary course of its business. The wife of Mr. Krohn has been employed by GOL for several years and currently serves as an officer of GOL. The rates charged for these marine and transportation services were either equal to or below rates charged by non-related, third-party companies. Payments to GOL totaled $21.0 million in 2018. Mrs. Krohn’s compensation is commission-based, and as a result she received commissions of approximately $0.2 million during 2018 related to business from the Company. The Company has maintained a business relationship with GOL since 2007, which predates Mr. and Mrs. Krohn’s marriage in September 2010.

The Company has adopted policies and procedures for approval of related party transactions, which are set forth in our Code of Business Conduct and Ethics. Such policies and procedures state that the Company shall not enter into any contractual relationship or transaction that would be required to be disclosed under Section 404 of Regulation S-K, or any successor to such regulation (a “Transaction”), without first complying with the provisions of the Code of Conduct and Ethics. The Audit Committee will be responsible for reviewing and evaluating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been first rejected by the Company. The Audit Committee has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. No such Transaction shall be approved by the Audit Committee unless the terms of such Transaction are the same or more favorable to the Company than those which would have been obtainable at the time in arm’s-length dealing with unaffiliated persons. If the Audit Committee approves the Transaction, the Company shall be authorized to proceed with the Transaction as approved and to execute the documents necessary to give effect to such Transaction. The Company will make all required disclosures as appropriate in its periodic or special filings. Notwithstanding the foregoing, the Board shall have authority over any Transaction that may involve a change in control of the Company and in such a case, the Board may adopt such procedures that it deems necessary to review such Transaction. A written copy of our Code of Business Conduct and Ethics can be found on our website at www.wtoffshore.com.

SHAREHOLDER PROPOSALS

At the Annual Meeting each year, the Board submits to shareholders its nominees for election as directors. The Board may also submit other matters to the shareholders for action at the Annual Meeting. If you want the Company to consider including a proposal in next year’s 2020 proxy statement, you must submit the proposal in writing to our Corporate Secretary no later than November 23, 2019. If you want us to consider including a nominee for election to the Board at the 2020 Annual Meeting, you must submit the nominee’s name in accordance with the procedures discussed more fully in the section entitled “Director Nomination Process,” no earlier than January 2, 2020 and no later than February 1, 2020. Please mail any nomination or proposal following the prescribed guidelines to W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046, Attention: Corporate Secretary.

OTHER MATTERS

Neither I nor any of the persons named as proxies know of any matters other than those described above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board.

Shareholders may obtain a copy of our current Annual Report on Form 10-K without charge by writing to our Corporate Secretary at W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com under the “Investor Relations” section or the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

Shahid A. Ghauri
Vice President, General Counsel and Corporate Secretary

W&T OFFSHORE, INC. ATTN: CORPORATE SECRETARY NINE GREENWAY PLAZA, SUITE 300 HOUSTON, TX 77046

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 30, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 30, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E68375-P20195	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

W&T OFFSHORE, INC.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees:	For	Withhold
1a. Ms. Virginia Boulet	☐	☐
1b. Mr. Stuart B. Katz	☐	☐
1c. Mr. Tracy W. Krohn	☐	☐
1d. Mr. S. James Nelson, Jr.	☐	☐
1e. Mr. B. Frank Stanley	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2019.			☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E68376-P20195

W&T OFFSHORE, INC. Annual Meeting of Shareholders May 1, 2019 8:00 AM CDT This proxy is solicited by the Board of Directors

The undersigned hereby appoints Tracy W. Krohn and Janet Yang, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of W&T Offshore, Inc. held of record by the undersigned on March 8, 2019 at the Annual Meeting of Shareholders of W&T Offshore, Inc. on May 1, 2019, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY AND FOR PROPOSAL 2. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side